Exhibit 99.1

SEALY CORPORATION

Press Release — 4Q Fiscal 2011 Results

January 18, 2012

News Release

Sealy Corporation Reports Fiscal Fourth Quarter 2011 Results

—4th Quarter Results from Continuing Operations—

—Net Sales of $269.3 Million—

—Income from Operations of $3.7 Million—

— Net Loss from Continuing Operations of $(14.0) Million—

—Adjusted EBITDA of $15.1 Million—

—Cash Flow from Operations of $26.9 Million—

TRINITY, N.C., January 18, 2012 — Sealy Corporation (NYSE: ZZ), a leading global bedding manufacturer, today announced results for its fiscal fourth quarter 2011.

Fiscal 2011 4th Quarter Recap for Continuing Operations

•                  Net sales decreased by $27.3 million to $269.3 million, compared to the same prior year quarter.

•                  Gross profit decreased by $24.8 million to $98.1 million compared to the same prior year quarter.

•                  Income from operations decreased by $25.1 million to $3.7 million compared to the same prior year quarter.

•                  Net loss from continuing operations was $(14.0) million or $(0.14) per diluted share, compared to net income from continuing operations of $3.5 million or $0.03 per diluted share in the prior year quarter.  The corresponding share counts for 2011 and 2010 fourth quarter EPS were 100.9 million and 296.2 million, respectively. For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

•                  Adjusted EBITDA decreased by $24.7 million to $15.1 million compared to the same prior year quarter.

“We were disappointed with our performance in the fourth quarter and the full fiscal year 2011,” stated Larry Rogers,

Sealy’s President and Chief Executive Officer.  “These results were not in line with the goals that we set forth in the beginning of 2011 and we are making operational changes to improve our future business results.”

Fiscal 2011 Fourth Quarter Results

Total U.S. net sales decreased 9.6% to $203.0 million from the fourth quarter of fiscal 2010. Excluding third party sales from the component plants, wholesale unit volume decreased 5.7%. The decrease in unit volume was driven primarily by a decrease in sales of products at lower price points due to increased competition.  Net sales were also unfavorably impacted by a change in estimates for non-warrantable product returns and an increase in subsidies charged as deductions to revenues, partially offset by reductions in Cost of Goods Sold (“COGS”) and Selling, General and Administrative (“SG&A”) expenses.  For further information on the changes in Net Sales, COGS and SG&A, please see the attached Reconciliation of Certain Fourth Quarter Financial Results to Prior Year schedule.

International net sales decreased $5.7 million, or 7.9%, from the fourth quarter of fiscal 2010 to $66.3 million. The decrease in international net sales was primarily due to lower sales in the Canadian market which saw a decline in unit volume of lower priced, Sealy promotional product and reduced promotional activity for Posturepedic. Excluding the effects of currency fluctuation, international net sales decreased 6.4% from the fourth quarter of fiscal 2010.

Gross profit for the fourth fiscal quarter decreased by $24.8 million to $98.1 million from the prior year quarter.  Gross margin decreased 5.0 percentage points to 36.4%. The decrease as a percentage of net sales was primarily due to a decrease in gross profit margin in the U.S. and Canadian operations.  U.S. gross profit margin decreased 5.8 percentage points to 35.0%. Higher raw material and other inflation, especially related to foam and steel, negatively impacted gross margin by 3.5 percentage points.  The above mentioned shift in subsidies and higher product launch costs associated with the Next Generation Stearns & Foster line further reduced gross margin.

Selling, general, and administrative expenses were $98.9 million for the fourth quarter of fiscal 2011, a decrease of $0.1 million versus the comparable period a year earlier. As a percentage of net sales, this expense was 36.7% and 33.4% for the quarters ended November 27, 2011 and November 28, 2010, respectively, an increase of 3.3 percentage points.  The increase as a percentage of sales was primarily a result of deleveraging of the fixed cost structure along with higher advertising costs.

Income from operations for the fourth quarter decreased $25.1 million to $3.7 million.

Net loss from continuing operations for the fourth quarter was $(0.14) per diluted share.  Net loss from discontinued operations for the period was $(0.01) per diluted share.  As described below, the net loss from discontinued operations includes the operational results related to the European and Brazilian businesses and the related losses on disposition.

Cash flow from operations was $26.9 million driven primarily by improvements in working capital.

Fiscal 2011 Full Year Results

Net sales for the fiscal year ended November 28, 2011 increased 1.0% to $1,230.2 million from $1,219.5 million for the prior fiscal year. Gross profit was $478.7 million, or 38.9% of net sales, versus $509.5 million, or 41.8% of net sales, for the prior fiscal year.  For the 2011 fiscal year, net loss from continuing operations was $(5.7) million, net loss from discontinued operations was $(4.2) million and net loss for the fiscal year was $(9.9) million.  Adjusted EBITDA decreased 29.0% to $126.3 million, or 10.3% of net sales, from $177.9 million, or 14.6% of net sales, in the prior fiscal year.  For further information on the change in Adjusted EBITDA, please see the attached Reconciliation of 2011 Adjusted EBITDA to Prior Year schedule.

As of November 28, 2011, the Company’s debt net of cash was $683.9 million and Net Debt to Adjusted EBITDA ratio (excluding the Convertible Payment In Kind Notes) was 3.95x.

“As we look forward into 2012, we expect the industry to continue to experience higher growth in upper and lower priced product rather than growth in products at the middle price points.  Accordingly, we are focused on a successful launch of our Next Generation Stearns & Foster and the development of our new Specialty Division at the upper price points of the market and recapturing momentum at the lower price points.  We are also continuing our successful digital marketing strategy and driving growth across our multiple business models in the international markets. With new organizational and operational changes being implemented across our business we believe we are positioned to improve sales and Adjusted EBITDA performance in 2012,” concluded Mr. Rogers.

Results from Discontinued Operations

During the fourth quarter of 2010, the company divested the assets of its manufacturing operations in France and Italy, which represented all of the assets in its Europe segment.  In addition, the company discontinued manufacturing operations in Brazil.  The company has transitioned to a license arrangement with third parties in both of these markets.  These businesses are accounted for as discontinued operations, and accordingly, the company has reclassified its financial data for all periods presented to reflect these actions.  Unless otherwise noted, the reported financial data pertains to Sealy’s continuing operations.

Non-GAAP Measures

Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The Company presents Adjusted EBITDA, because the covenants contained in the Company’s senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  The Company also presents Adjusted EBITDA margin, which is Adjusted EBTIDA reflected as a percentage of net sales because it believes that this measure provides useful incremental information to investors regarding the Company’s operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

Additionally, the Company provides certain information on a constant currency basis which reflects a comparison of current period results translated at the prior period currency rates.  This information is provided because the Company believes that it provides useful incremental information to investors regarding the Company’s operating performance.

Conference Call

The Company will hold a conference call today to discuss its fiscal fourth quarter 2011 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-4774, or for international callers, 1-480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4501834. The replay will be available until January 25, 2012.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy owns one of the largest bedding brands in the world, with sales of $1.2 billion in fiscal 2011. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody(TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than

7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

The condensed consolidated statements of operations and related information presented below have been adjusted for discontinued operations presentation for all periods presented.  However, the condensed consolidated balance sheets and statements of cash flows have not been adjusted for such presentation.

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	November 27,	November 28,
	2011	2010

ASSETS

Current assets:
Cash and equivalents	$107,975	$109,255
Accounts receivable, net of allowances for bad debts, cash discounts and returns	126,494	140,778
Inventories	57,002	57,178
Other current assets	29,275	19,543
Deferred income tax assets	21,349	19,127
Total current assets	342,095	345,881
Property, plant and equipment - at cost	406,115	385,470
Less accumulated depreciation	(239,370)	(217,398)
	166,745	168,072
Other assets:
Goodwill	361,026	361,958
Intangible assets, net	1,116	1,387
Deferred income tax assets	1,772	6,140
Other assets, including debt issuance costs, net	46,440	53,319
	410,354	422,804
Total assets	$919,194	$936,757

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$1,584	$2,166
Accounts payable	68,774	66,507
Accrued incentives and advertising	26,038	34,510
Accrued compensation	17,601	22,390
Accrued interest	14,074	14,359
Other accrued liabilities	28,426	37,198
Total current liabilities	156,497	177,130
Long-term obligations, net of current portion	790,297	793,084
Other liabilities	52,415	53,357
Deferred income tax liabilities	549	825

Stockholders’ deficit:
Common stock	1,010	979
Additional paid-in capital	935,512	911,066
Accumulated deficit	(1,016,577)	(1,006,689)
Accumulated other comprehensive income	(509)	7,005
Total shareholders’ deficit	(80,564)	(87,639)
Total liabilties and shareholders’ deficit	$919,194	$936,757

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	November 27,	November 28,
	2011	2010

Net sales	$269,259	$296,554
Cost of goods sold	171,135	173,676

Gross profit	98,124	122,878

Selling, general and administrative expenses	98,927	98,991
Amortization expense	72	72
Royalty income, net of royalty expense	(4,617)	(5,058)

Income from operations	3,742	28,873

Interest expense	22,434	21,341
Refinancing and extinguishment of debt	(42)	—
Other income, net	(114)	(68)

(Loss) income before income taxes	(18,536)	7,600
Income tax (benefit) provision	(3,675)	5,018
Equity in earnings of unconsolidated affiliates	836	909
Income from continuing operations	(14,025)	3,491
Loss from discontinued operations	(1,182)	(7,971)
Net loss	$(15,207)	$(4,480)

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$(0.14)	$0.04
Loss from discontinued operations per common share	(0.01)	(0.08)
(Loss) earnings per common share—Basic	$(0.15)	$(0.04)

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$(0.14)	$0.03
Loss from discontinued operations per common share	(0.01)	(0.03)
Earnings (loss) per common share—Diluted	$(0.15)	$—

Weighted average number of common shares outstanding:
Basic	100,865	97,579
Diluted	100,865	296,156

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended
	November 27,	November 28,
	2011	2010

Net sales	$1,230,151	$1,219,471
Cost of goods sold	751,449	709,971

Gross profit	478,702	509,500

Selling, general and administrative expenses	414,235	398,053
Amortization expense	289	289
Royalty income, net of royalty expense	(19,413)	(17,529)

Income from operations	83,591	128,687

Interest expense	87,743	85,617
Refinancing and extinguishment of debt	1,222	3,759
Other income, net	(451)	(226)

(Loss) income before income taxes	(4,923)	39,537
Income tax provision	4,104	18,488
Equity in earnings of unconsolidated affiliates	3,371	3,611
Income (loss) from continuing operations	(5,656)	24,660
Loss from discontinued operations	(4,232)	(38,399)
Net loss	$(9,888)	$(13,739)

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$(0.06)	$0.26
Loss from discontinued operations per common share	(0.04)	(0.40)
(Loss) earnings per common share—Basic	$(0.10)	$(0.14)

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$(0.06)	$0.14
Loss from discontinued operations per common share	(0.04)	(0.13)
Earnings (loss) per common share—Diluted	$(0.10)	$0.01

Weighted average number of common shares outstanding:
Basic	99,261	95,934
Diluted	99,261	289,857

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Twelve Months Ended
	November 27,	November 28,
	2011	2010
Operating activities:
Net loss	$(9,888)	$(13,739)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	24,234	28,676
Deferred income taxes	1,905	1,121
Amortization of deferred gain on sale-leaseback	(624)	(646)
Paid in kind interest on convertible notes	19,994	16,109
Amortization of discount on new senior secured notes	1,485	1,431
Amortization of debt issuance costs and other	4,673	4,750
Impairment charges	288	22,963
Share-based compensation	13,243	15,864
Excess tax benefits from share-based payment arrangements	—	(417)
(Gain) loss on sale of assets	(215)	260
Write-off of debt issuance costs related to debt extinguishments	643	2,709
Loss on repurchase of senior notes	300	1,050
Dividends received from unconsolidated affiliates	1,011	—
Equity in earnings of unconsolidated affiliates	(3,371)	—
Loss on disposition of subsidiary	206	2,399
Other, net	(2,217)	2,618
Changes in operating assets and liabilities:
Accounts receivable	10,296	(3,226)
Inventories	(666)	(12,115)
Prepaid expenses and other current assets	(6,418)	(3,628)
Other assets	4,271	(3,791)
Accounts payable	4,774	(4,873)
Accrued expenses	(24,382)	(8,711)
Other liabilities	(5,790)	(338)
Net cash provided by operating activities	33,752	48,466
Investing activities:
Purchase of property, plant and equipment	(22,408)	(16,578)
Proceeds from sale of property, plant and equipment	227	124
Net proceeds (outflow) from disposition of subsidiary	—	(340)
Repayments of loans and capital from unconsolidated affiliate	—	3,205
Net cash used in investing activities	(22,181)	(13,589)
Financing activities:
Proceeds from issuance of long-term obligations	3,387	4,702
Repayments of long-term obligations	(4,619)	(15,068)
Repayment of senior secured notes, including premium of $300 and $1,050	(10,300)	(36,050)
Repurchase of common stock associated with vesting of employee share-based awards	(3,746)	(4,806)
Exercise of employee stock options, including related excess tax benefits	630	714
Debt issuance costs	(147)	—
Other	(34)	(8)
Net cash used in financing activities	(14,829)	(50,516)
Effect of exchange rate changes on cash	1,978	(6,533)
Change in cash and equivalents	(1,280)	(22,172)
Cash and equivalents:
Beginning of period	109,255	131,427
End of period	$107,975	$109,255

RECONCILIATION OF EBITDA TO NET INCOME

NON GAAP MEASURES

	Three Months Ended:				Twelve Months Ended:
	November 27,		November 28,		November 27,		November 28,
	2011		2010		2011		2010
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)

Net (loss) income	$(15,207)	-5.6%	$(4,480)	-1.5%	$(9,888)	-0.8%	$(13,739)	-1.1%
Interest expense	22,434	8.3%	21,341	7.2%	87,743	7.1%	85,617	7.0%
Income taxes	(3,675)	-1.4%	5,018	1.7%	4,104	0.3%	18,488	1.5%
Depreciation and amortization (a)	6,233	2.3%	6,231	2.1%	24,234	2.0%	25,664	2.1%

	9,785	3.6%	28,110	9.5%	106,193	8.6%	116,030	9.5%
Adjustments for debt covenants:
Refinancing charges	—	0.0%	—	0.0%	1,222	0.1%	3,759	0.3%
Non-cash compensation	4,004	1.5%	3,103	1.0%	13,243	1.1%	15,862	1.3%
KKR consulting fees	322	0.1%	456	0.2%	1,303	0.1%	1,881	0.2%
Severance charges	—	0.0%	242	0.1%	—	0.0%	2,150	0.2%
Discontinued operations	891	0.3%	7,971	2.7%	4,232	0.3%	38,399	3.1%
Other (various) (b)	105	0.0%	(29)	0.0%	102	0.0%	(196)	0.0%

Adjusted EBITDA	$15,107	5.6%	$39,853	13.4%	$126,295	10.3%	$177,885	14.6%

(a)  Excludes depreciation from discontinued operations

(b)  Consists of various immaterial adjustments

Sealy Corporation

Reconciliation of 2011 Adjusted EBITDA to Prior Year (in Millions)

Adjusted EBITDA fiscal year end 2010		$177.9

Less:
Product launch cost and national advertising	(28.2)
Material and other inflation	(27.8)
International	(6.4)	(62.4)

Plus:
Other		10.8

Adjusted EBITDA fiscal year end 2011		$126.3

Sealy Corporation

Reconciliation of Certain Fourth Quarter Financial Results to Prior Year (in Millions)

	Increase / (Decrease)
	Net	Gross	SG&A	Adjusted
	Sales	Profit	Costs	EBITDA*
Three Months Ended November 28, 2010	$296.6	$122.9	$99.0	$39.9

Domestic:
Volume/Price	(5.8)	(0.4)	(1.3)	0.9
Subsidy Impact	(9.7)	(9.7)	(5.0)	(4.7)
Non Warrantable Product Returns	(4.7)	(1.7)	—	(1.7)

Material & Other Inflation	—	(7.1)	1.2	(8.3)

Fixed SG&A	—	—	0.9	(0.9)
Bad debt	—	—	(2.3)	2.3
Non Cash Compensation	—	—	0.9	—

Product Launch Cost & National Advertising	(1.2)	(1.2)	2.5	(3.7)

Other	(0.2)	(0.6)	0.9	(2.5)

International	(5.7)	(4.1)	2.1	(6.2)

Three Months Ended November 27, 2011	$269.3	$98.1	$98.9	$15.1

* Some of the reconciliation items are not included in the definition of Adjusted EBITDA

Sealy Corporation

Share Count Reconciliation

	Three Months Ended		Twelve Months Ended:
	November 27, 2011	November 28, 2010	November 27, 2011	November 28, 2010
	(in thousands)		(in thousands)
Numerator:
Net income from continuing operations, as reported	$(14,025)	$3,491	$(5,656)	$24,660
Net income attributable to participating securities	26	(3)	10	(57)
Interest on convertible notes	—	4,180	—	16,109
Net income from continuing operations available to common shareholders	$(13,999)	$7,668	$(5,646)	$40,712

Denominator:
Denominator for basic earnings per share—weighted average shares	100,865	97,579	99,261	95,934
Effect of dilutive securities:
Convertible debt	—	189,047	—	183,615
Stock options	—	992	—	1,087
Restricted share units	—	8,151	—	8,865
Other	—	387	—	356
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	100,865	296,156	99,261	289,857

Sealy Corporation

Interest Expense

	Three Months Ended		Twelve Months Ended:
	November 27, 2011	November 28, 2010	November 27, 2011	November 28, 2010
	(in thousands)		(in thousands)
Cash interest expense	$15,445	$15,646	$61,591	$63,121
Non-cash interest expense	6,988	5,695	26,152	22,496
Total interest expense	$22,433	$21,341	$87,743	$85,617